Tahiti's Breeze, Inc.

Tahiti's Breeze plans to develop the next generation of water parks, with a revolutionary technology to keep the public safe from recreational water illnesses, Tahitian-inspired theme, and overwater bungalows.



Invest

$99 minimum investment

Deadline December 16, 2022
in 3 months

Share Price
$1

Total Raised
$2,769

Valuation
$7,692,307

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Tahiti's Breeze plans to construct a tropical, clean-water, adventure pool theme park resort. We're designing the attraction to be over 12 acres of water and mixed-use entertainment, including, retail, restaurants, and more. Tahiti's Breeze intends to offer all the ambiance of the island of Tahiti, with palm trees, turquoise-blue water, and tiki huts.

KEY POINTS

- The amusement and theme parks market is projected to increase from $47.2 billion to $74.7 billion by 2026, growing at a CAGR of 6.0%, according to Allied Market Research.
- Many people are more sensitive to staying healthy since the COVID-19 pandemic.
- In a pre-feasibility study completed by Market and Feasibility Advisors, LLC. The results by Dan Martin, the company's owner, recommend Tahiti's Breeze as a viable business. Martin believes "The aquatic core attraction with a resort feel and aquatic sports access is like nothing else in the market."
- Tahiti's Breeze plans to use overwater-construction technology — patent pending
- With increased safety, affordability, convenience, environmental benefits, and ambiance, we believe Tahiti's Breeze is well-positioned to revolutionize the water-park industry.

PROBLEMS

Tahiti's Breeze is working to address three major problems:

1. Widespread contamination in recreational water
2. Inconvenient exotic getaways
3. Expensive tropical vacations

Recreational Water Contamination Is Unhealthy

Many people don't know that most pools, lakes, beaches, and other bodies of water are not safe. They have microorganisms, such as viruses, bacteria, parasites, and fungi. According to the CDC's 2013 Recreational Water Report: microcontaminants, which create recreational water illnesses and outbreaks, are in over 50% of pools.

Lakes and natural bodies of water like oceans are most likely even less safe. Many people have died from flesh/brain-eating parasites. Of course, this doesn't happen to everyone, but why take a chance. The CDC has also found that high levels of chlorine (a toxic gas) can create numerous health problems. Many people who are ill from recreational water do not know the origin was from the water.

Did you know that chlorine was used as a chemical weapon in World War I? Now it's used in large quantities in swimming pools! Tahiti's Breeze plans to provide the public with safe and more efficient alternatives to keep the water clean. The public will have a choice to have fun in safe water.

Tropical Vacations are Far Away

Tropical vacations are inconvenient to reach for most people. Many locations are tropical deserts and do not have access to tropical water resorts within a short driving distance from where they live, yet they still long for the tropical resort experience. It is time-consuming to get there daily.

Travel to Tropical Vacations Is Expensive

Traveling to tropical vacations like Tahiti is too expensive for the average person or family to afford regularly, leaving many without access to the paradise getaway they desire. Many of these vacations cost several thousands of dollars. "Cheap places to go for vacation" is one of the top searches according to Semrush, a leading marketing research site.

SOLUTION

Tahiti's Breeze plans to develop a safe, environmentally friendly, clean-water tropical adventure pool park that's both convenient and affordable to the public.

- Tropical Escape — Escape your troubles by rejuvenating at a tropical oasis
- Saves Money — It's affordable to the public!
- Saves Time — Convenient to daily/weekly schedules with just a short drive for many!
- Safe — Unique filtration system and monitoring eliminates microorganisms
- Environmentally Friendly — Natural additives and rainwater conversion technology saves water

Advisor

Ken Handler, President of Global Amusement Professionals, is an advisor to Tahiti's Breeze. Global Amusement Professionals is one of the leading aquatic management companies in the U.S., having managed over 100 successful water parks.

Patent

A cutting-edge design feature of the park is our patent-pending technology for business use. The company plans to construct buildings and huts over the water of swimming pools and other man-made bodies of water. This is a major design theme for the park and ties to its exotic ambiance of being modeled after the island of Tahiti.

Pre-feasibility Study

Tahiti's Breeze completed a pre-feasibility study with Market & Feasibility Advisors LLC (MFA), an independent, respected company that evaluates the feasibility of start-up amusement development companies based on:

- Demographics
- Population
- Market conditions
- Competition
- Other data

The study conclusion was, through in-depth analysis, Tahiti's Breeze is recommended as a viable business. In the opinion of MFA's Founder, Dan Martin, "The aquatic core attraction with a resort feel and aquatic sports access is like nothing else in the market."

BUSINESS MODEL

sources of revenue


SOURCES OF
REVENUE



MULTIPLE SOURCES of REVENUE
Admission
Land Rentals
Equipment Rentals
Contracts
Restaurants
Retail
Bungalow Rentals/ Resort Fees
Parking
Classes
Merchandise
Concerts
Events

Please be aware that this company is still at pre-revenue stage. These forward-looking statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management.

Tahiti's Breeze plans to use a Multi Business Model which enables multiple streams of revenue. We anticipate the tropical, exotic, large, clean-water pool will create an ambiance that is a magnet for visitors.

We are maximizing the opportunity to include other businesses in the surrounding areas, including restaurants, retail, and more!

MARKET

Since the development of medical treatments and vaccinations in 2021 and a low risk of exposure to COVID-19 outdoors (0.1%), the theme park industry is bouncing back to its pre-COVID 2019 attendance rates. Many parks have already recorded attendance similar to 2019 for the same period, as visitors are eager to explore the outdoors and have fun again. In addition, one of Tahiti's Breeze's main priorities is to ensure the safety of its participants.

Excluding 2020, the water park industry has shown considerable growth over the last five years, as industry revenue was bolstered by rising per capita disposable incomes. The amusement and theme parks market was valued at $47.2 billion in 2018 and is projected to reach $74.7 billion by 2026, growing at a CAGR of 6.0%, according to Allied Market Research. That's about a 59% increase.

Tahiti's Breeze envisions having numerous locations. We plan on opening our first location in the Dallas metropolitan area, which offers the ideal setting with the perfect climate.

- 81 average rain days
- 1.3 snow days
- Centrally located within the U.S.
- Fastest growing area in the U.S.

Over 24.9 million people visit Dallas annually, and over 48.9 million visit the surrounding area each year. Furthermore, the Dallas metroplex area was named the fastest growing area in the United States in 2021 by UpNest. It is the fourth largest metropolitan area in the United States.

Tahiti's Breeze plans to cater to all ages. Unlike traditional water parks, the company is focused on catering to adults, as well as kids, through different areas for the different groups at different times. The company intends to cater to businesses as well. It's not a slide park. The large, clean-water pool is perfect for water sports and other play activities.


2021 U.S. Water Park Attendance Rates
Universal's Volcano Bay 0.55
Aquatica, Orlando 0.53
Schlitterbahn, New Braunfels 0.45
Schlitterbahn, Galveston 0.34
Blizzard Beach, Orlando 0.32
Aquatica, San Antonio 0.26
Six Flags White Water, Marietta 0.24
Splish-Splash, Calverton 0.24
Six Flags Hurricane Harbor, Jackson 0.2
Dollywood's Splash Country, Pigeon Ford 0.19
Zoombezi Bay, Powell 0.18
Six Flags Hurricane Harbor Phoenix, Glendale 0.15
Adventure Island, Tampa 0.13
Six Flags Hurricane Harbor Splashtown, Spring 0.09
0 0.1 0.2 0.3 0.4 0.5 0.6 0.7
Attendance in millions

2021 U.S. water park attendance rates

(Source: Statista)

TEAM



Adelinda Bryant

CEO

Ms. Bryant has managed and exited two other profitable businesses and has over 20 years of successful marketing experience, increasing both leads and visibility for several companies. During her marketing career, Ms. Bryant managed a top-producing revenue line for Thomson Reuters which won numerous awards and helped increase national and international market share by over 200%, producing $4M in revenue.



Ken Handler

Advisor

Mr. Handler is an advisor to Tahiti's Breeze. He is the leader of Global Amusement Professionals and has over 15 years of experience in the business. The company has managed over 100 successful waterparks. Mr. Handler specializes in taking parks from conception to completion. He knows strategic methods for improving operations, driving revenue, and cutting expenses to help take amusement parks to the next level.



Joe Hassell

CFO

Mr. Hassell has over 34 years of experience in successful financial management, including owning a CPA service. He has worked with start-up operations and many different industries. Some of Hassell's experience includes working in the retail and real estate development industries. He has been instrumental in the growth of companies, helping the Summers Group reach sales levels of $750 million.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Legal	$7,500	0.7%
Land acquisition	$979,370	91.5%
Development	$30,700	2.9%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Tahiti's Breeze, Inc.. This offering must raise at least $10,000 by December 16, 2022 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Tahiti's Breeze, Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,762,307 shares
× $1 per share

$8,762,307 implied valuation

PITCH DECK

Tahiti's Breeze, Inc.



FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on December 15, 2021

Form C/A on February 15, 2022

Form C/A on March 21, 2022

Form C/A on March 23, 2022

Form C/A on May 9, 2022

Form C/A on June 15, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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- Facebook

UPDATES

Jun 15, 2022	Filed Form C/A
May 9, 2022	Filed Form C/A
Mar 23, 2022	Filed Form C/A
Mar 21, 2022	Filed Form C/A
Feb 15, 2022	Filed Form C/A
Dec 15, 2021	Primary offering of 1,070,000 shares at $1
Dec 15, 2021	Filed Form C

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